FORM 3                                                     OMB APPROVAL
                                                          ---------------
                                                     OMB NUMBER     3235-0104
                                                     EXPIRES:   January 31, 2005
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE....0.5

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
               1934, Section 17(a) of the Public Utility
            Holding Company Act of 1935 or Section 30(f) of
                   the Investment Company Act of 1940

(Print or Type Responses)
===============================================================================
1.  Name and Address of Reporting Person*

      Hallmark Entertainment Investments Co.
    -----------------------------------------------
     (Last)        (First)        (Middle)

     2501 McGee Street
    -----------------------------------------------
                   (Street)

     Kansas City         MO         64108
    -----------------------------------------------
     (City)            (State)      (Zip)

===============================================================================
2.  Date of Event Requiring Statement (Month/Day/Year)


        3/11/03

===============================================================================
3.  I.R.S. Identification  Number of Reporting
    Person, if an entity (voluntary)

===============================================================================
4.  Issuer Name and Ticker or Trading Symbol

       Crown Media Holdings, Inc. (CRWN)

===============================================================================

5. Relationship of Reporting Persons(s) to Issuer
             (Check all applicable)

    __Director                  X  10% Owner
    __Officer                   __ Other (specify below)
     (give title below)


===============================================================================

6. If Amendment, Date of Original (Month/Day/Year)


===============================================================================

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person

      __ Form Filed by More than One Reporting Person

===============================================================================



                       TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of             2.Amount of             3. Ownership               4. Nature of
   Security               Securities               Form:                      Indirect
   (Instr. 4)             Beneficially             Direct (D) or              Beneficial
                          Owned (Instr.4)          Indirect (I)               Ownership
                                                   (Instr.5)                  (Instr.5)


Class A Common Stock,     53,146,649                D
par value $0.01



---------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instruction 5(b)(v)

                            TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title of       2.Date Exercisable            3. Title and Amount             4. Conversion or     5. Ownership Form  6. Nature of
  Derivative       and Expiration Date            of Securities                   Exercise Price       of Derivative      Indirect
  Security         (Month/Day/Year)               Underlying Derivative           of Derivative        Security: Direct   Beneficial
  (Instr. 4)                                      Security (Instr.4)              Security             (D) or Indirect    Ownership
                  Date          Expiration                                                             (I) (Instr.5)      (Instr.5)
               Exercisable        Date            Title          Amount
                                                                or Number of
                                                                 Share
----------  --------------    --------------  --------------   ---------------   ----------------      ----------------   ----------
Class B common     N/A           N/A             Class A common     30,670,422      $0                   D
Stock, par value                                 stock, par value
$0.01 (1)                                        $0.01

Explanation of Responses:

(1) Pursuant to the terms of the Issuer's Amended and Restated Certificate of Incorporation, each share of Class B common stock is convertible into one share of Class A common stock at the option of the holder thereof, or upon certain transfers of such stock.





       HALLMARK ENTERTAINMENT INVESTMENTS CO.

       /s/ Deanne R. Stedem                           3/12/03
      --------------------------------           -------------------
      Name:  Deanne R. Stedem                           Date
      Title: Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
 See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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in this form are not required to respond unless the form displays a currently valid OMB Number.